Exhibit 2.7

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 (the “Amendment”) to the Agreement and Plan of Merger, dated as of March 12, 2014 (the “Agreement”), among Energy XXI (Bermuda) Limited, an exempted company formed under the laws of Bermuda (“Parent”), Energy XXI Gulf Coast Inc., a Delaware corporation and wholly-owned Subsidiary of Parent (“OpCo”), Clyde Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of OpCo (“Merger Sub”), and EPL Oil & Gas, Inc., a Delaware corporation (the “Company”) (Parent, OpCo, Merger Sub and the Company, collectively, the “Parties”), is entered into by and among the Parties as of April 15, 2014.

WHEREAS, the parties have heretofore entered into the Merger Agreement, which provides for, among other things, the merger of Merger Sub with and into the Company, with the Company as the surviving corporation; and

WHEREAS, the Parties desire to amend certain provisions of the Agreement.

NOW, THEREFORE, in consideration of the recital above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1. A new Section 2.1(c)(iv) is hereby added to the Agreement to read in its entirety as follows:

“(iv) Proration Limitation. Notwithstanding anything to the contrary in this Agreement, in no event will a holder of Company Common Stock who properly makes the Cash Election receive less cash than a holder of Company Common Stock who properly makes the Mixed Election as a result of the proration provisions of this Section 2.1(c). Parent shall be responsible for the payment of any additional cash to holders of Company Common Stock who properly make the Cash Election in order to ensure compliance with this Section 2.1(c)(iv).”

2. References. Each reference in the Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the Agreement, shall mean and be a reference to the Agreement as amended by this Amendment.

3. Effect of Amendment. This Amendment shall not constitute an amendment or waiver of any provision of the Agreement not expressly amended and or waived herein and shall not be construed as an amendment, waiver or consent to any action that would require an amendment, waiver or consent except as expressly stated herein. The Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is in all respects ratified and confirmed hereby.

4. Counterparts; Effectiveness. This Amendment may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Amendment transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

5. Governing Law. This Amendment, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Amendment or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

6. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings set forth in the Agreement.

[signatures set forth on the following page]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in counterparts by their duly authorized officers, all as of the day and year first written above.

ENERGY XII (BERMUDA) LIMITED

By:	/s/ John D. Schiller
Name:	John D. Schiller
Title:	Chairman and CEO

ENERGY XII GULF COAST, INC.

By:	/s/ Ben Marchive
Name:	Ben Marchive
Title:	President

CLYDE MERGER SUB, INC.

By:	/s/ Ben Marchive
Name:	Ben Marchive
Title:	President

EPL OIL & GAS, INC.

By:	/s/ Gary C. Hanna
Name:	Gary C. Hanna
Title:	President, Chairman of the Board and Chief Executive Officer

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]